Exhibit 10.1

www.DicksSportingGoods.com	345 Court Street · Coraopolis, PA 15108
Main Phone: 724-273-3400

May 20, 2015

Teri L. List-Stoll
5792 Pine Ridge Court
Petoskey, MI 49770

Dear Teri:

It is our great pleasure to inform you that you have been selected to be a member of the DICK'S Sporting Goods Team. At DICK'S we continually search for the finest candidates who share our passion for sports and our belief that sports make people better. Like the most successful athletes, our professionals are driven, skilled, passionate and committed, and we believe you are someone who exhibits these same valuable traits, day in and day out, both personally and professionally.

Enclosed is important information about our organization, your individual position, compensation and benefits. Please review the attached materials and contact me at 724-273-3220 with any questions. The major provisions of your offer are as follows:

Position: Your position is Executive Vice President, Chief Financial Officer. This position is based in our Store Support Center, and you will report to me. We look forward to having you begin employment on a date to be determined.

Base Pay: Your bi-weekly rate of pay will be $28,846.15 annualized to $750,000. DICK'S Sporting Goods associates are paid every other Friday, one week in arrears (one week behind the most current workweek you've completed). The workweek starts on Sunday and runs through Saturday.

Sign-on Bonus: You will receive a one-time sign-on bonus of $150,000 to be paid with your first paycheck. All applicable federal, state and local taxes will be withheld from this payment.

Annual Incentive: Your target incentive award is 75% of your eligible earnings. The award can range from 0% to 150%, based on company and individual performance. Your next opportunity for a prorated incentive award will be in the Spring of 2016 based on fiscal year 2015 results.

Sign-on Equity: You will receive a sign-on equity grant valued at $2,000,000 consisting of a stock option grant valued at $600,000 that will vest at 25% each year over a four year period, a stock option grant valued at $600,000 that will cliff vest after five years, a restricted stock grant valued at $400,000 that will cliff vest after three years and a restricted stock grant valued at $400,000 that will cliff vest after five years.

Annual Equity: Your target equity award is $900,000. The award can range from $0 to $1,350,000 based on company and individual performance. Your next opportunity for an annual equity grant will be in the Spring of 2016.

Long-term Incentive Plan: You are eligible to participate in our existing DICK'S Sporting Goods long-term incentive plan (LTIP). Additional plan details will be provided during your orientation.

Relocation: You are eligible to participate in our relocation program. A copy of the relocation policy is enclosed.

Health & Welfare Benefits: As a full-time salaried associate, after 30 days of continuous full-time service, you are eligible to participate in the full range of benefits, including medical, prescription, vision, dental, life and disability insurances, as well as retirement plans. Additional information on the benefit plans can be found at www.benefityourliferesources.com.

Paid Time Off: Your vacation time will accrue on a bi-weekly basis up to a total of 160 hours on an annual basis (the equivalent of 20 eight-hour days) starting with your hire date. Three personal days are awarded at the beginning of each calendar year and are prorated over the course of the year for new hires. Based on your hire date, you will be awarded two personal days for use in 2015. In addition, the Store Support Center observes seven paid holidays each year.

Terms: This offer is contingent upon a satisfactory background check. You will receive a separate email with a link directing you to our screening process. DICK'S is an at-will employer, which means that either you or DICK'S are free to end the employment relationship at any time, with or without notice or cause. All compensation and benefit plans are governed by their respective plan documents.

In addition, the following documents are enclosed and need to be executed prior to your start date. Please review, sign and forward to my attention.

•	Non-Compete Agreement

•	Sign-on Bonus Agreement

•	Relocation Agreement

On your first day of employment, you will be required to provide documentation indicating that you are legally eligible for employment in the United States. A list of acceptable forms of identification is enclosed. If you decide to accept our offer, please bring the appropriate identification with you on your first day of employment.

We hope that you'll accept our offer of employment by signing and returning this letter to me.

Once again, we'd like to congratulate you on your offer. Please let me know if I can be of any help to you between now and your first day of employment. We look forward to welcoming you to the DICK'S team and building a future of success together.

Sincerely,

/s/ EDWARD W. STACK
Edward W. Stack
Chairman and Chief Executive Officer

I accept the above offer of employment:

/s/ TERI L. LIST-STOLL	Date: June 1, 2015